EXHIBIT 99.1

Cemtrex Provides Notice of Proposed Settlement of Derivative Litigation

Long Island City, NY, February 8, 2019 – Cemtrex Inc. (Nasdaq: CETX, CETXP, CETXW), a leading global technology and manufacturing company, today announced that, on January 4, 2019, the Company, in its capacity as a nominal defendant, entered into a Stipulation and Agreement of Settlement (“Stipulation”) in the shareholder derivative actions filed in the U.S. District Court Eastern District of New York, Desmond-Newman v. Govil, et al., Case No. 2:18-cv-03992 (JFB) (AYS), and in New York State Supreme Court Suffolk County, Alami v. Govil, et al., No. 606635/2017 (collectively, “Derivative Litigation”).

Pursuant to the Stipulation, the Company will implement certain corporate governance changes and modify certain governance practices, and the Company’s insurer will pay $100,000 to the plaintiffs’ counsel. Under the settlement, the Company and its shareholders will release all claims that were or could have been asserted in the Derivative Litigation, and the Company and the directors and officers of the Company named as defendants continue to deny any liability or wrongdoing in connection with the allegations contained in the Derivative Litigation.

On January 23, 2019, the Court issued an order preliminarily approving the proposed settlement and providing for the notice of the settlement to be made to Cemtrex shareholders. The full Notice of Proposed Settlement of Derivative Action and Stipulation and Agreement of Settlement are available on Cemtrex’s Investor Relations page (https://www.cemtrex.com/investor-relations/).

About Cemtrex

Cemtrex, Inc. (NASDAQ: CETX) is a diversified technology company driving innovation in a wide range of sectors, including smart technology, virtual and augmented realities, advanced electronic systems, industrial solutions, and intelligent security systems. Cemtrex is the manufacturer of the SmartDesk, the world’s most advanced workstation. Find us on the web at www.cemtrex.com.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to Cemtrex’s proposed offering of securities. These forward-looking statements are based on management’s current expectations and are subject to certain risks and uncertainties, including those described in Cemtrex’s SEC periodic reports and other filings, that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date.

Contact

For further information, please contact:

Investor Relations

Cemtrex, Inc.

Phone: (631) 756-9116

investors@cemtrex.com

General Inquiries

sales@cemtrex.com